Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2009 FIRST QUARTER RESULTS
San Francisco, CA, May 13, 2009 — AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2009.
First Quarter Results

For the three months ended March 31, 2009, revenue decreased to $4,167,000 compared to $4,725,000 for the first quarter of 2008. This decrease primarily reflected lower patient volumes at one Gamma Knife center, and downtime associated with the upgrade of another center to the Leksell Gamma Knife Perfexion system. “We expect patient volumes at these centers to improve in the months ahead,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
The Company recorded a net loss for the first quarter of 2009 of $94,000, or ($0.02) per share. The loss resulted primarily from transaction costs of $197,000 ($99,000 on an after-tax basis, or ($0.02) per share) incurred during the quarter. This compares to net income of $156,000, or $0.03 per diluted share, for the first quarter of 2008.
As previously disclosed, during the past 18 months the Company has engaged in discussions with two parties concerning the possible sale of its 81% interest in GKF, the operating subsidiary for the Company’s Gamma Knife business. One of the parties recently provided indicative pricing for the interest that would be attractive to the Company if it were to sell its interest in GKF. Accordingly, the Company has permitted the prospective acquirer to conduct a due diligence review of GKF and the parties have engaged in preliminary negotiations of the terms of a transaction. The Company continues to be unable to predict whether agreement will be achieved. Under applicable accounting rules, the Company is required to expense the legal, accounting, investment banking and other costs incurred for these activities, which are classified separately as Transaction costs. These transaction costs of $197,000 were a major component of the Company’s loss for the quarter.
Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $1,909,000 for the first quarter of 2009, compared to EBITDA of $2,368,000 for the first quarter of 2008.
At March 31, 2009, AMS reported cash, cash equivalents and short and long-term securities of $9,546,000. This compares to cash, cash equivalents and short and long-term securities of $10,286,000 at December 31, 2008. Shareholders’ equity at March 31, 2009 was $22,862,000, or $4.87 per outstanding share. This compares to shareholders’ equity at December 31, 2008 of $22,938,000, or $4.87 per outstanding share.
The Company repurchased 21,245 of its common shares during the first quarter of 2009 for an average purchase price of $2.13 per share, reducing the number of common shares outstanding to 4,690,938 at March 31, 2009 from 4,712,183 at December 31, 2008.
Operations Review

“As planned, we are continuing to deliver profits and cash flow from our legacy portfolio of radiosurgical and radiation therapy assets, while simultaneously expanding our portfolio of next-generation devices for radiation oncology delivery that is the heart of our long-term strategy for growth,” Bates said.

With 14 Gamma Knife systems and five Leksell Gamma Knife Perfexion systems, as well as an IMRT system and related equipment now treating patients at hospitals throughout the United States, AMS owns more radiosurgical assets than any other company. AMS also is a leader in the emerging market for proton beam radiation therapy (PBRT), which is widely viewed as the next evolutionary step in the radiation treatment of cancer. AMS has entered into contracts to place three Monarch 250 single-treatment-room PBRT devices, and is negotiating to place additional systems. The Monarch 250 is an affordable, precise and compact proton therapy system for cancer treatment under development by Still River Systems, in which AMS owns an equity interest. AMS also is developing a three-treatment-room PBRT facility in the San Francisco Bay area with proton therapy equipment to be provided by Varian Medical Systems.
“Our creative financing solutions enable our clinical partners to make the latest advances in radiation oncology available to patients at an affordable price. The result is a steady flow of financing requests from current and potential clinical partners around the world for the entire range of radiation therapy equipment available today and on the horizon. With our balance sheet and cash flow, we are pursuing these opportunities aggressively,” Dr. Bates added.
Earnings Conference Call

American Shared has scheduled a conference call at 8:30 a.m. PT (11:30 a.m. ET) today. To participate in the live call, dial (800) 471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 24525292.
About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended
	March 31,
	2009	2008
Revenue	$4,167,000	$4,725,000
Costs of revenue	2,570,000	2,656,000

Gross margin	1,597,000	2,069,000
Selling & administrative expense	993,000	1,107,000
Transaction fees	197,000	—
Interest expense	483,000	568,000

Operating income (loss)	(76,000)	394,000
Interest & other income	34,000	147,000

Income (loss) before income taxes	(42,000)	541,000
Income tax expense (benefit)	(93,000)	149,000

Net income	$51,000	$392,000

Less: Net income attributable to non-controlling interest	(145,000)	(236,000)

Net income (loss) attributable to American Shared Hospital Services	$(94,000)	$156,000

Earnings (loss) per common share:
Basic	$(0.02)	$0.03

Assuming dilution	$(0.02)	$0.03

	Balance Sheet Data
	March 31,	December 31,
	2009	2008
Cash and cash equivalents	$9,546,000	$10,286,000
Current assets	$14,880,000	$15,462,000
Total assets	$60,555,000	$62,196,000
Current liabilities	$15,649,000	$15,667,000
Shareholders’ equity	$22,862,000	$22,938,000